Item 26. Exhibit (g) vi. a.

___________________________________________________________________________

NOTE: certain information enclosed within brackets
has been excluded from this exhibit because it is
both (i) not material and (ii) would likely cause
competitive harm to the registrant if publicly disclosed.
___________________________________________________________________________

EXECUTION COPY

AMENDMENT No. 1
(this “Amendment”)
to the
BST MODIFIED COINSURANCE AGREEMENT (VL BUSINESS)
(the “Agreement”)

between

MML BAY STATE LIFE INSURANCE COMPANY
(the “Cedant”)

and

SWISS RE LIFE & HEALTH AMERICA INC.
(the “Reinsurer”)

Dated as of December 29, 2016

Reinsurer Treaty ID: [_____]

Effective December 29, 2016 (the “Amendment Effective Date”), the Cedant and the Reinsurer agree to amend the Agreement in the following manner:

1.	Amendment to Section 2.3 of the Agreement. Section 2.3 of the Agreement is hereby amended and restated in its entirety as follows:

2.3       Reinstatement of Reinsured Policies. Upon the reinstatement of any terminated, lapsed or reduced Reinsured Policy, which reinstatement is in accordance with the terms and conditions of such Reinsured Policy or in accordance with the service standards set forth in Section 7.1, the Reinsurer shall (a) reinsure the Reinsured Liabilities arising out of or relating to such reinstated Reinsured Policy on the modified coinsurance basis set forth in Section 2.1, and (b) be entitled to receive Recoverables relating to such reinstated Reinsured Policy in accordance with Section 4.3.

2.	Amendment to Schedule 1.1(b) of the Agreement. Schedule 1.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

SCHEDULE 1.1(b)

Products

Policies listed in the file below as of the Amendment Effective Date:

201612 NT Inforce – Bay State VL funds.xlsx

[page break]

Provided, however, that the following IBNR claims shall be excluded:

[table deleted]

3.	Amendment to Schedule 1.1(c) of the Agreement. Schedule 1.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

SCHEDULE 1.1(c)

Terms of Current Third Party Reinsurance Contracts

The following data shall be provided:

-	Seriatim YRT rates included in AXIS Models
-	Seriatim NAR in model as of 6/30/16

(to be contained in below attached excel file):

2.7.10 AXIS (CFT) and TAI Rates – single and survivorship (updated).xlsx

-	Seriatim YRT rates in TAI which are deemed for this Agreement

(to be contained in below attached excel file):

Updated TAI Rates.xlsx

4.	Miscellaneous. Nothing in this Amendment shall constitute or be deemed to constitute a waiver of the rights of any party under the Agreement except as expressly set out in this Amendment. Except as specifically amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Sections 13.2, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10, 13.11, 13.12, 13.13 and 13.14 of the Agreement are each hereby incorporated by reference mutatis mutandis.

(The remainder of this page is intentionally left blank.)

[page break]

IN WITNESS WHEREOF, both parties hereby execute this Amendment:

MML BAY STATE LIFE INSURANCE COMPANY

By:	/s/ Elizabeth A. Ward	Date:	12/27/17
Name: Elizabeth A. Ward
Title: Executive Vice President, Chief
Financial Officer & Chief Actuary

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ John J. Gribbon	Date:	12/27/17

Print name:	John J. Gribbon

Title:	SVP

SWISS RE LIFE & HEALTH AMERICA INC.

By:	/s/ John V. Ryan	Date:	12/27/17

Print name:	John V. Ryan

Title:	Chief Financial Officer